Exhibit 99.1

NEWS RELEASE

Contact:	Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773-796-5434 Britta.petersen@epsilon.com

AMICA MUTUAL INSURANCE COMPANY SIGNS NEW AGREEMENT WITH EPSILON TO
ADVANCE DIGITAL MARKETING CAPABILITIES

Epsilon to Leverage Next-Generation Digital Messaging Platform, Agility HarmonyTM, Along with
Strategy, Creative and Analytics, to Deepen Customer Relationships
PLANO, TX – September 20, 2016 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced that it has signed a new multi-year agreement with Amica Mutual Insurance Company, a national writer of auto, home, marine and umbrella insurance. Epsilon will oversee email marketing strategy and execution, with a focus on engaging customers and driving customer acquisition and retention.
Founded in 1907 and based in Lincoln, R.I., Amica is the oldest mutual insurer of automobiles in the United States and a top 25 provider in automobile and home insurance products. Privately owned, Amica employs more than 3,400 people in 44 offices across the United States.
Under the terms of the agreement, Epsilon will oversee all aspects of Amica's permission-based email marketing, including creative, strategy and analytics and deploying communications to over one million customers and prospects through Epsilon's proprietary Agility Harmony platform. The campaigns will focus on customer acquisition and retention, building loyalty and cross-selling of insurance products. The Epsilon team will work with Amica to improve its contact strategy and introduce real-time, transactional and personalized communications to better engage customers.
"Epsilon is a next-generation, strategic partner, equipped to help us evolve our marketing and our business through their channel expertise, knowledge of our target market and deep understanding of the insurance industry," said Craig Phelps, senior assistant vice president and marketing director at Amica. "We've set the bar high for customer experience across all parts of our business, and are eager to expand our customer-centric approach to digital marketing efforts."
"Amica has made customer service its top priority since it opened its doors more than a century ago, and its employees continue to build strong relationships with policyholders every day," said Bryan Kennedy, chief executive officer, Epsilon/Conversant. "We're excited to help the company enhance these relationships through personalized, innovative marketing communications and a modern approach to customer engagement."

About Amica Insurance
Amica Mutual Insurance Co., the nation's oldest mutual insurer of automobiles, was founded in 1907. The company, based in Lincoln, Rhode Island, is a national writer of auto, home, marine and umbrella insurance. Life coverage is available through Amica Life Insurance Company, a wholly owned subsidiary. Amica employs more than 3,400 people in 44 offices across the country. For more information, visit Amica.com.
About Epsilon
Epsilon is a global leader in creating connections between people and brands. An all-encompassing global marketing company, we harness the power of rich data, groundbreaking technologies, engaging creative and transformative ideas to get the results our clients require. Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Network, #1 Largest U.S. Agency from All Disciplines and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 7,000 associates in 70 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.
Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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